Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

Xperi Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
2022 Equity Incentive Plan	Equity	Common Stock, par value $0.001 per share	Rule 457(c) and 457(h)	2,346,222(2)	$5.35(3)	$12,552,287.70	$138.10 per million dollars	$1,733.47
	Total Offering Amounts					$12,552,287.70		$1,733.47
	Total Fee Offsets(4)							$0.00
	Net Fee Due							$1,733.47

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock, par value $0.001 per share (the “Common Stock”), of Xperi Inc. (the “Registrant”) being registered hereunder include such indeterminate number of shares of the Common Stock as may be issuable with respect to the shares of the Common Stock being registered hereunder as a result of stock dividends, stock splits, recapitalization, or other similar transactions.

(2)

Represents 2,346,222 shares of the Registrant’s Common Stock that were automatically added to the shares authorized for issuance under the Registrant’s 2022 Equity Incentive Plan (the “2022 Plan”) on January 1, 2026 pursuant to an “evergreen” provision contained in the 2022 Plan.

(3)

Estimated in accordance with Rule 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the Company’s Common Stock as reported on the New York Stock Exchange on February 23, 2026, which date is within five business days prior to filing this Registration Statement.

(4)	The Registrant does not have any fee offsets.